Exhibit 10.1

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of May 26, 2020 by and among Merit Medical Systems, Inc. (the “Company”) and the entities and natural persons set forth in the signature pages hereto (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Starboard have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date hereof, Starboard has a beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”)) interest in the Common Stock, no par value per share, of the Company (the “Common Stock”) totaling, in the aggregate, 4,841,860 shares, or approximately 8.7% of the Common Stock issued and outstanding on the date hereof;

WHEREAS, Starboard submitted a letter to the Company on January 24, 2020 (the “Nomination Notice”) nominating a slate of director candidates to be elected to the Board of Directors of the Company (the “Board”) at the Company’s 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”); and

WHEREAS, as of the date hereof, the Company and Starboard have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.Director Nominations and Related Agreements.
(a)Director Nominations

(i)The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions to (A) nominate Lonny J. Carpenter and David K. Floyd (each a “Starboard Independent Appointee” and collectively, the “Starboard Independent Appointees”) for election to the Board at the 2020 Annual Meeting as directors of the Company for terms expiring at the Company’s 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”), (B) nominate James Hogan (together with the Starboard Independent Appointees, the “Independent Appointees”) for election to the Board at the 2020 Annual Meeting as a director of the Company for a term expiring at the 2023 Annual Meeting, and (C) accept the resignation tendered by Franklin J. Miller, M.D. as a director of the Company, who the Company hereby represents has submitted, or shall no later than the date hereof submit, an irrevocable letter of resignation to the Board that will become effective no later than immediately following the conclusion of the 2020 Annual Meeting. The Company shall use its reasonable best efforts to hold the 2020 Annual Meeting no later than June 30, 2020; provided,  however, that if the 2020 Annual Meeting is not held and concluded by June 30, 2020, then the Board and all applicable committees of the Board shall take all necessary actions to immediately (A) accept the resignations tendered by each of Nolan E. Karras, Kent W. Stanger, and David M. Liu, M.D., who the Company hereby represents has submitted, or shall no later than the date hereof submit, an irrevocable letter of resignation to the Board that will become effective on June

30, 2020 if the 2020 Annual Meeting is not held on or prior to June 30, 2020 and (B) appoint the Independent Appointees to the Board for terms expiring at the 2020 Annual Meeting. The Board has determined that each of the Starboard Independent Appointees (x) would qualify as “independent” pursuant to NASDAQ listing standards and (y) would satisfy the guidelines and policies with respect to service on the Board applicable to all non-management directors.

(ii)The Company agrees that (A) the Board shall nominate the Independent Appointees, and only the Independent Appointees, for election to the Board at the 2020 Annual Meeting, subject to their consent to serve, for terms expiring at the 2023 Annual Meeting and (B) the Board shall, upon the resignation of Dr. Miller. as a director of the Company as contemplated by the preceding subsection (i), appoint Lynne N. Ward to fill the unexpired portion of Dr. Miller’s term expiring at the Company’s 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”)  and (C) the Company shall recommend, support and solicit proxies for the Independent Appointees at the 2020 Annual Meeting.

(iii)The Company agrees that, subject to entering into a customary non-disclosure agreement with the Company in a form provided by the Company and to be agreed between the Parties, each of the Independent Appointees may attend and participate in any meeting of the Board held from the date of this Agreement (whether such meetings are held in person, telephonically or otherwise) until the earlier of the appointment of the Independent Appointees to the Board (if applicable) or the conclusion of the 2020 Annual Meeting (the “Observer Period”) as a non-voting observer (each an “Observer” and collectively, the “Observers”).  Each of the Observers shall receive copies of all documents distributed to the Board during the Observer Period, including notice of all meetings of the Board, all written consents executed by the Board, all materials prepared for consideration at any meeting of the Board, and all minutes related to each meeting of the Board contemporaneous with their distribution to the Board (except to the extent any such materials are privileged as determined by the Board in good faith).

(iv) If any Starboard Independent Appointee (or any Starboard Replacement Director (as hereinafter defined), if applicable) is unable or unwilling to serve as a director for any reason prior to his or her election or appointment to the Board, as the case may be, or at any time thereafter, if any Starboard Independent Appointee (or any Starboard Replacement Director, if applicable) is unable or unwilling to serve as a director and ceases to be a director, resigns as a director, is removed as a director, or for any other reason fails to serve or is not serving as a director at any time prior to the expiration of the Standstill Period (as defined below), and at such time Starboard beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) in the aggregate at least the lesser of three percent (3%) of the Company’s then-outstanding Common Stock and 1,661,521 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments)(the “Minimum Ownership Threshold”), Starboard shall have the ability to recommend a person to be a Starboard Replacement Director in accordance with this Section 1(a)(iv) (any such replacement nominee shall be referred to as a “Starboard Replacement Director” and upon becoming a Starboard Replacement Director, such person shall be deemed a Starboard Independent Appointee for purposes of this Agreement). Any Starboard Replacement Director must (A) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld), (B) qualify as “independent” pursuant to NASDAQ listing standards, (C) have the relevant financial and business experience to be a director of the Company, and (D) be independent of Starboard (for the avoidance of doubt, the nomination by Starboard of any person to serve on the board of directors of another company shall not (in and of itself) cause such person not to be deemed independent of Starboard). The Environmental, Social and Governance Committee of the Board (the “Governance Committee”) shall make its determination and recommendation regarding whether such Starboard Replacement Director nominee meets the foregoing criteria within five (5) business days after (1) such nominee has submitted to the Company the documentation required by Section 1(c)(iv) and (2) representatives of the Board have conducted customary interview(s) of such nominee, if such interviews are requested by the Board or the Governance Committee. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this Section 1(a)(iv) as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) business days after Starboard’s submission of such nominee. In the event the Governance Committee does not accept a person recommended by Starboard as the Starboard Replacement Director, Starboard shall have the right to recommend additional substitute person(s) whose appointment or nomination, as applicable, shall be subject to the Governance Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Starboard Replacement Director nominee by the Governance Committee, the Board shall vote on the appointment or nomination, as applicable, of such Starboard Replacement Director to the Board no later than five (5) business days after the Governance Committee’s recommendation of such Starboard Replacement Director; provided, however, that if the Board does not appoint or nominate, as applicable, such Starboard Replacement Director to the Board pursuant to this Section 1(a)(iv), the Parties shall continue to follow the procedures of this Section 1(a)(iv) until a Starboard Replacement Director is appointed to the Board. Subject to NASDAQ rules and applicable law, upon a Starboard Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Starboard Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. Subject to NASDAQ rules and applicable law, until such time as any Starboard Replacement Director is appointed to any applicable committee of the Board, the other Starboard Independent Appointee will serve as an interim member of such applicable committee.  Any Starboard Replacement Director designated pursuant to this Section 1(a)(iv) replacing a Starboard Independent Appointee prior to the mailing of the Company’s definitive proxy statement for the 2020 Annual Meeting shall stand for election at the 2020 Annual Meeting together with the other director nominees. Following the appointment of any Starboard Replacement Director to replace any of the Starboard Independent Appointees in accordance with this Section 1(a)(iv), all references to the Starboard Independent Appointees and the Independent Appointees herein shall be deemed to include any Starboard Replacement Director (it being understood that this sentence shall apply whether or not references to the Starboard Independent Appointees or the Independent Appointees expressly state that they include any Starboard Replacement Director).

(v)During the period commencing with the date of this Agreement until the conclusion of the 2020 Annual Meeting, the Board and all applicable committees of the Board shall not (A) increase the size of the Board to more than ten (10) directors or (B) seek to change the classes on which the Board members serve, in each case without the prior written consent of Starboard. Effective upon the conclusion of the 2020 Annual Meeting through the expiration of the Standstill Period, the Board and all applicable committees of the Board shall not (A) increase the size of the Board to more than nine (9) directors or (B) seek to change the classes on which the Board members serve (other than appointing Ms. Ward to fill the unexpired portion of Dr. Miller’s term), in each case without the prior written consent of Starboard.

(vi)Following the execution of this Agreement and no later than fifteen (15) days following the 2020 Annual Meeting, the Board and all applicable committees of the Board shall take all necessary actions to appoint a new Lead Independent Director; provided,  however, that the Board shall not appoint the new Lead Independent Director until the earlier of the appointment of the Independent Appointees to the Board (if applicable) or the conclusion of the 2020 Annual Meeting; provided,  further, that Messrs. Karras, Stanger, Liu, and Miller shall not participate in the selection process nor the Board’s approval of the new Lead Independent Director and shall be recused from all such Board meetings and discussions relating to the selection and appointment of such new Lead Independent Director; provided,  further, that the Independent Appointees will be permitted to (A) participate in all discussions relating to the selection and appointment of a new Lead Independent Director, whether serving as Observers or directors of the Company, and (B) vote upon the selection and appointment of a new Lead Independent Director when such appointment is made in accordance with this Section 1(a)(vi).

(b)Board Committees.

(i)Operating Committee.

Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to form an ad hoc advisory committee called the Operating Committee (the “Operating Committee”) to work with management to establish operating targets for the business and to recommend such targets to the Board for approval, which targets (following approval by the Board) will be publicly announced in conjunction with the Company’s financial results for the third quarter 2020 and (B) appoint the Starboard Independent Appointees to the Operating Committee, plus James Hogan and Fred Lampropoulos, and appoint Mr. Carpenter as its Chairperson. Promptly following the earlier of the appointment of the Starboard Independent Appointees to the Board (if applicable) or the conclusion of the 2020 Annual Meeting, the Board and all applicable committees of the Board shall take all necessary actions to make the Operating Committee a formal committee of the Board. Effective upon the formation of the Operating Committee as an ad hoc advisory committee and during the Standstill Period (including following such time as the Operating Committee becomes a formal committee of the Board), unless otherwise agreed by the Operating Committee, the Operating Committee shall be composed of four (4) individuals, including the Starboard Independent Appointees (or Starboard Replacement Director(s), if applicable), James Hogan and Fred Lampropoulos, with Mr. Carpenter serving as its Chairperson.  The Operating Committee shall be in existence until the 2021 Annual Meeting unless its continuation is approved by the Board. The Operating Committee, whether as an ad hoc advisory committee or a formal committee, will be provided with the resources and authority necessary for the Operating Committee to discharge its purpose, including to hire and direct the work of any consultant and/or adviser to assist the Operating Committee if requested by the Operating Committee.

(ii)Other Committee Assignments.

In addition to appointing the Starboard Independent Appointees to the Operating Committee, immediately following the election or appointment of the Starboard Independent Appointees to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint (i) Mr. Floyd to the Audit Committee of the Board and the Governance Committee of the Board and (ii) Mr. Carpenter to the Compensation Committee of the Board and the Finance Committee of the Board. Mr. Floyd and Mr. Carpenter will serve on such committees for the duration of the Standstill Period.

(vi)Committee Appointments During Standstill Period.

The Board and all applicable committees of the Board shall take all actions necessary to ensure that following the election or appointment of the Starboard Independent Appointees to the Board through the expiration of the Standstill Period, each committee and subcommittee of the Board, including any new committee(s) and subcommittee(s) that may be established, shall include at least one (1) Starboard Independent Appointee (or a Starboard Replacement Director, if applicable); provided that at least one (1) Starboard Independent Appointee (or a Starboard Replacement Director, if applicable) satisfies any NASDAQ listing standards and legal requirements for service on any such committee with respect to financial expertise and independence. Without limiting the foregoing, the Board shall give each of the Starboard Independent Appointees the same due consideration for membership to any committee of the Board as any other independent director.

(c)Additional Agreements.

(i)Starboard shall comply, and shall cause each of its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate”

and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii)Starboard, on behalf of itself and its controlled Affiliates and Associates, hereby irrevocably withdraws its Nomination Notice and any related materials or notices submitted to the Company in connection therewith. During the Standstill Period, except as otherwise provided herein, Starboard shall not, and shall cause each of its controlled Affiliates and Associates not to, directly or indirectly, (A) nominate or recommend for nomination any person for election at any annual or special meeting of the Company’s shareholders, (B) submit any proposal for consideration at, or bring any other business before, any annual or special meeting of the Company’s shareholders, or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to any annual or special meeting of the Company’s shareholders. Starboard shall not publicly or privately encourage or support any other shareholder, person or entity to take any of the actions described in this Section 1(c)(ii).

(iii)Starboard shall appear in person or by proxy at the 2020 Annual Meeting and vote all shares of Common Stock beneficially owned by Starboard at the 2020 Annual Meeting (A) in favor of all directors nominated by the Board for election, (B) in favor of the ratification of the appointment of Deloitte & Touche as the Company’s registered public accounting firm for the fiscal year ended December 31, 2020, (C) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal and (D) in accordance with the Board’s recommendation with respect to any other Company proposal or shareholder proposal or nomination presented at the 2020 Annual Meeting; provided,  however, that in the event Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to the Company’s “say-on-pay” proposal or any other Company proposal or shareholder proposal presented at the 2020 Annual Meeting (other than proposals relating to the election of directors), Starboard shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation. Starboard further agrees that it will appear in person or by proxy at any special meeting of the Company’s shareholders held during the Standstill Period and, to the extent any such special meeting includes the election of directors, vote all shares of Common Stock beneficially owned by Starboard at such special meeting in accordance with the Board’s recommendation on any proposal relating to the appointment, election or removal of directors.

(iv)Prior to the date of this Agreement, each Starboard Independent Appointee and prior to any appointment, each Starboard Replacement Director, shall be required to submit to the Company a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation applicable to directors of the Company.

(v)The Company agrees that the Board and all applicable committees of the Board shall, to the extent that the Board and such committees have such authority and are entitled to so determine, take all necessary actions, effective no later than immediately following the execution of this Agreement, to determine, in connection with their initial appointment as a director (as applicable) and/or nomination by the Company at the 2020 Annual Meeting, that each of the Independent Appointees will be deemed to be (A) a member of the “Incumbent Board” or “Continuing Director” (as such term may be defined in the definition of “Change in Control,” “Change of Control” (or any similar term) under the Company’s incentive plans, options plans, equity plans, deferred compensation plans, employment agreements, severance plans, retention plans, loan agreements, or indentures, including, without limitation, the Company’s Employment Agreements with its executive officers, 2018 Long Term Incentive Plan, 2006 Long Term Incentive Plan, Indemnification Agreements, Credit Agreements, or any other related plans or agreements that refer to any such plan, policy or agreement’s definition of “Change in Control” or any similar term) and (B) a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of “Change in Control” or any similar term under the Company’s incentive plans, options plans, equity plans, deferred compensation plans, employment agreements, severance plans, retention plans, loan agreements, or indentures, including, without limitation, the Company’s Employment Agreements with its executive officers, 2018 Long Term Incentive Plan, 2006 Long Term Incentive Plan, Indemnification Agreements, and Credit Agreements. The Company further agrees that during the Standstill Period, the Company shall not adopt or enter into any incentive plan, option plan, equity plan, deferred compensation plan, employment agreement, severance plan or agreement, change in control plan or agreement, retention plan, loan agreement, indenture, credit agreement, or any other material contract or agreement (each a “Future Company Agreement” and collectively, the “Future Company Agreements”), if such Future Company Agreement includes language regarding the election, appointment or nomination of an individual pursuant to an actual or threatened election contest or any other actual or threatened solicitation of proxies as not being deemed a member of the “Incumbent Board” or a “Continuing Director” (or any similar term) as such terms may be defined in the definition of, or provisions governing, a “Change in Control” or “Change of Control” (or any similar term) in such Future Company Agreement or as not being deemed a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of, or provisions governing, a “Change in Control” or “Change of Control” (or any similar term) in such Future Company Agreement.

2.Standstill Provisions.

(a)Starboard agrees that, from the date of this Agreement until the earlier of (x) the date that is fifteen (15) business days prior to the deadline for the submission of shareholder nominations for directors for the 2021 Annual Meeting pursuant to the Company’s Third Amended and Restated Bylaws or (y) the date that is one hundred (100) days prior to the first anniversary of the 2020 Annual Meeting (the “Standstill Period”), Starboard shall not, and shall cause each of its controlled Affiliates and Associates not to, in each case directly or indirectly, in any manner:

(i)engage in any solicitation of proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies (including, without limitation, any solicitation of consents that seeks to call a special meeting of shareholders), in each case, with respect to securities of the Company;

(ii)form, join or in any way knowingly participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the shares of the Common Stock (other than a “group” that includes all or some of the persons or entities identified on Exhibit A attached hereto, but does not include any other entities or persons not identified on Exhibit A as of the date hereof); provided,  however, that nothing herein shall limit the ability of an Affiliate of Starboard to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iii)deposit any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock, other than any such voting trust, arrangement or agreement solely among Starboard, its Affiliates or Associates and otherwise in accordance with this Agreement;

(iv)seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, or knowingly encourage or take any other action with respect to the appointment, election or removal of any directors, in each case in opposition to the recommendation of the Board; provided,  however, that nothing in this Agreement shall prevent Starboard or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2021 Annual Meeting so long as such actions do not create a public disclosure obligation for Starboard or the

Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Starboard’s normal practices in the circumstances;

(v)(A) make any proposal for consideration by shareholders at any annual or special meeting of shareholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its subsidiaries, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its subsidiaries, or publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company or any of its subsidiaries by such third party prior to such proposal becoming public or (E) call or seek to call a special meeting of shareholders;

(vi)seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

(vii)advise, knowingly encourage, knowingly support or knowingly influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of shareholders with respect to the appointment, election or removal of director(s), except in accordance with Section 1; or

(viii)make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company or the Board that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b)Except as expressly provided in Section 1 or Section 2(a), Starboard shall be entitled to (i) vote any shares of Common Stock that it beneficially owns as Starboard determines in its sole discretion and (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any shareholder proposal or other matter to be voted on by the shareholders of the Company and the reasons therefor (in each case, subject to Section 1(c)(iii)).

(c)Nothing in Section 2(a) shall be deemed to limit the exercise in good faith by any Starboard Independent Appointee (or a Starboard Replacement Director, if applicable) of such person’s fiduciary duties solely in such person’s capacity as a director of the Company and in a manner consistent with such person’s and Starboard’s obligations under this Agreement.

3.Representations and Warranties of the Company.

The Company represents and warrants to Starboard that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, and assuming due execution by each counterparty hereto, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) as of the date of this Agreement, the Board is composed of ten (10) directors and (d) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement to which the Company is a party or by which it is bound.

4.Representations and Warranties of Starboard.

Starboard represents and warrants to the Company that (a) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Starboard thereto, (b) this Agreement has been duly authorized, executed and delivered by Starboard, and assuming due execution by each counterparty hereto, is a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Starboard as currently in effect, (d) the execution, delivery and performance of this Agreement by Starboard does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Starboard, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, Starboard is deemed to beneficially own 4,841,860 shares of Common Stock, (f) as of the date hereof, and except as set forth in clause (e) above, Starboard does not currently have, and does not currently have any right to acquire, any interest in any securities or assets of the Company or its Affiliates (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or assets or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of shares of Common Stock or any other securities of the Company, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of shares of Common Stock or any other class or series of the Company’s stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement) and (g) Starboard has not (except as disclosed in the Nomination Notice), directly or indirectly, compensated or agreed to compensate, and will not, directly or indirectly, compensate or agree to compensate, any of the Starboard Independent Appointees (or any Starboard Replacement Director, if applicable) for serving as a nominee or director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation, directly or indirectly, related to the Company or its securities. For the avoidance of doubt, nothing herein shall prohibit Starboard for compensating or agreeing to compensate any person for his or her respective service as a nominee or director of any other company.

5.Press Release.

Promptly following the execution of this Agreement, the Company and Starboard shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Starboard shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby, except as required by law or the rules of any stock exchange, or with the prior written consent of the other Party. During the Standstill Period, neither the Company nor Starboard shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement, except as required by law or the rules of any stock exchange.

6.Specific Performance.

Each of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Starboard, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and each Party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy, and the other Party will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.Expenses.

The Company shall reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with Starboard’s involvement at the Company through the date of this Agreement, including, but not limited to its Schedule 13D filings, its preparation and delivery of the Nomination Notice, and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $575,000 in the aggregate.

8.Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (c) two (2) business days after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Merit Medical Systems, Inc.
1600 West Merit Parkway
South Jordan, Utah 84095
Attention: Brian Lloyd
Email: Brian.Lloyd@merit.com
Facsimile: (801) 208-4302

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Richard J. Grossman
Email: Richard.Grossman@skadden.com
Facsimile: (917) 777-2116

If to Starboard or any member thereof:

Starboard Value LP
777 Third Avenue, 18th Floor
New York, NY 10017
Attention: Jeffrey C. Smith
Peter A. Feld
Email: jsmith@starboardvalue.com
pfeld@starboardvalue.com

Facsimile: (212) 845-7989

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Steve Wolosky, Esq.
Andrew Freedman, Esq.
Email: swolosky@olshanlaw.com
afreedman@olshanlaw.com

Facsimile: (212) 451-2222

10.Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile). For the avoidance of doubt, neither Party shall be bound by any contractual obligation to the other Party (including by means of any oral agreement) until all counterparts to this Agreement have been duly executed by each of the Parties and delivered to the other Party (including by means of electronic delivery of facsimile).

12.Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 12, neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors shall in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current officer or director of a Party or a Party’s subsidiaries who no longer serves in such capacity in connection with the execution of this Agreement), employees, shareholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, Affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives.

13.Securities Laws.

Starboard acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who directly or indirectly has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

14.Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term.

This Agreement (including its exhibits) contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and

Starboard. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities.  This Agreement shall terminate at the end of the Standstill Period, except provisions of Section 13 and Section 14, which shall survive such termination.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

MERIT MEDICAL SYSTEMS, INC.
By:/s/ Fred P. Lampropoulos
Name:Fred P. Lampropoulos
Title:Chairman and CEO

[Signature Page to Agreement]

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
/s/ Jeffrey C. Smith
By:	Name: Jeffrey C. Smith
Title: Starboard Value LP, its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC
/s/ Jeffrey C. Smith
By:	Name: Jeffrey C. Smith
Title: Starboard Value LP, its manager

STARBOARD VALUE AND OPPORTUNITY C LP
/s/ Jeffrey C. Smith
By:	Name: Jeffrey C. Smith
Title: Starboard Value R LP, its general partner

STARBOARD VALUE R LP
/s/ Jeffrey C. Smith
By:	Name: Jeffrey C. Smith
Title: Starboard Value R GP LLC, its general partner

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP
/s/ Jeffrey C. Smith
By:	Name: Jeffrey C. Smith
Title: Starboard Value L LP, its general partner

[Signature Page to Agreement]

STARBOARD VALUE L LP
/s/ Jeffrey C. Smith
By:	Name: Jeffrey C. Smith
Title: Starboard Value R GP LLC, its general partner

STARBOARD VALUE LP
/s/ Jeffrey C. Smith
By:	Name: Jeffrey C. Smith
Title: Starboard Value GP LLC, its general partner

STARBOARD VALUE GP LLC
/s/ Jeffrey C. Smith
By:	Name: Jeffrey C. Smith
Title: Starboard Principal Co LP, its member

STARBOARD PRINCIPAL CO LP
/s/ Jeffrey C. Smith
By:	Name: Jeffrey C. Smith
Title: Starboard Principal Co GP LLC, its general partner

STARBOARD PRINCIPAL CO GP LLC

STARBOARD VALUE R GP LLC
/s/ Jeffrey C. Smith
By:	Name: Jeffrey C. Smith
Title: Authorized Signatory

Exhibit A

Starboard Value and Opportunity Master Fund Ltd.

Starboard Value and Opportunity S LLC

Starboard Value and Opportunity C LP

Starboard Value R LP

Starboard Value and Opportunity Master Fund L LP

Starboard Value L LP

Starboard Value LP

Starboard Value GP LLC

Starboard Principal Co LP

Starboard Principal Co GP LLC

Starboard Value R GP LLC

Jeffrey C. Smith

Peter A. Feld

[Signature Page to Agreement]